Exhibit 23.3

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Hydro-Québec

We consent to the incorporation in this Registration Statement with which this consent is filed of our report to the Minister of Finance of Québec dated February 13, 2026, relating to the consolidated financial statements of Hydro-Québec and its subsidiaries, which comprise the consolidated balance sheets as at December 31, 2025 and 2024, and the consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2025, and notes to the consolidated financial statements, including a summary of significant accounting policies.

We also consent to the reference to us under the heading “Experts” in the prospectus constituting Part I of this Registration Statement.

On behalf of the Auditor General of Québec

/s/ KPMG LLP KPMG LLP	/s/ Ernst & Young LLP Ernst & Young LLP	/s/ Patrick Dubuc Patrick Dubuc, CPA auditor
Chartered Professional Accountants	Chartered Professional Accountants	Assistant Auditor General

Montréal, Québec	Montréal, Québec	Québec, Québec
June 5, 2026	June 5, 2026	June 5, 2026